Exhibit 99.1

Press Release

CONTACT:

Jon Kathol

Vice President, Investor Relations

Tel:813-544-8515

investorrelations@primowater.com

PRIMO WATER CORPORATION ANNOUNCES FIRST QUARTER 2023 RESULTS AND DECLARES QUARTERLY DIVIDEND

•	Exceeds Revenue and delivers high-end of Adjusted EBITDA guidance
•	Increases Revenue 4% to $547 million (6% increase excluding impact of foreign exchange)
•	Declares quarterly dividend of $0.08 per common share, a 14% increase over last year's rate
•	Reaffirms full-year 2023 Revenue and Adjusted EBITDA guidance

TAMPA, FL - May 4, 2023 - Primo Water Corporation (NYSE: PRMW; TSX: PRMW) (the “Company” or “Primo”), a leading provider of sustainable drinking water solutions in North America and Europe, today announced its results for the first quarter ended April 1, 2023.

(Unless stated otherwise, all first quarter 2023 comparisons are relative to the first quarter of 2022; all information is in U.S. dollars. Non-GAAP reconciliations presented on the exhibits to this press release)

FIRST QUARTER HIGHLIGHTS

•	Revenue increased 4% to $547 million compared to $526 million (increased 6% excluding the impact of foreign exchange), driven by revenue growth of 11% in Water Direct / Water Exchange and 21% in Water Refill / Water Filtration, partially offset by the exit from our North America single use bottled water retail business and the exit from our business in Russia, as well as foreign exchange headwinds.

•	Reported net income and net income per diluted share were $6 million and $0.04, respectively, compared to reported net loss and net loss per diluted share of $7 million and $0.04, respectively. Adjusted net income and adjusted net income per diluted share were $15 million and $0.09, respectively, compared to $14 million and $0.09, respectively.

•	Adjusted EBITDA increased 8% to $95 million and Adjusted EBITDA margin increased 70 bps to 17.4%.

•	The Company reaffirms its full year 2023 revenue target of between $2.30 billion and $2.35 billion and reaffirms its full year 2023 Adjusted EBITDA target of between $450 million and $470 million.

•	The Company reaffirms its 2024 outlook for high single-digit organic revenue growth and 2024 Adjusted EBITDA approaching $530 million.

Press Release

	For the Three Months Ended
(in millions of U.S. dollars, except per share amounts, percentages and bps)	April 1, 2023	April 2, 2022	Y/Y Change
Revenue, net (1)	$546.5	$526.1	4%
Net income (loss)	$5.8	$(6.7)	$12.5
Net income (loss) per diluted share	$0.04	$(0.04)	$0.08
Adjusted net income	$14.9	$13.9	$1.0
Adjusted net income per diluted share	$0.09	$0.09	$–
Adjusted EBITDA	$94.9	$87.9	8%
Adjusted EBITDA margin %	17.4%	16.7%	70 bps

1Reported revenue in Q1 2022 includes $26.6 million of revenues associated with our North American single use bottled water retail business and $2.8 million of revenues associated with our Russia business; there is no revenue attributable to these businesses in Q1 2023, as we exited these businesses before the first quarter of 2023.

“During the first quarter we once again delivered strong revenue and earnings growth, driven by both pricing and increased customer demand across our Water Your Way platform. Our customer base and retention rates remained high as we continued to improve the customer experience through higher service levels and investments in the digital experience, customer satisfaction and operating efficiencies. I am proud of the efforts of our team and their focus on increasing revenue and profit while simultaneously improving the customer experience,” said Tom Harrington, Chief Executive Officer.

“Our first quarter performance provides a solid foundation for achieving our 2023 outlook of between $2.30 billion and $2.35 billion dollars of revenue and Adjusted EBITDA of between $450 million and $470 million dollars. We remain confident in our 2024 outlook for high single digit organic revenue growth and Adjusted EBITDA approaching $530 million for 2024,” said Mr. Harrington.

OUTLOOK

Primo is targeting the following results from continuing operations for the second quarter and full year 2023:

	Q2 2023 Range		FY 2023 Range
($ in millions)	Low	High	Low	High
Revenue	$575	$595	$2,300	$2,350
Adjusted EBITDA	$113	$123	$450	$470
Cash Taxes			$20	$25
Interest			$70	$75
Cap-Ex			~ $200

Press Release

FIRST QUARTER 2023 RESULTS CONFERENCE CALL

Primo will host a conference call, to be simultaneously webcast, on Thursday, May 4, 2023, at 10:00 a.m. Eastern Time. A question-and-answer session will follow management's presentation. To participate, please call the following numbers:

North America: (888) 664-6392

International: (416) 764-8659

Conference ID: 73605034

This is a live, listen-only dial-in telephone line.

A slide presentation and live audio webcast will be available through Primo’s website at https://www.primowatercorp.com. The earnings conference call will be recorded and archived for playback on the investor relations section of the website for a period of two weeks following the event.

FIRST QUARTER GLOBAL PERFORMANCE

•	Revenue increased 4% to $547 million compared to $526 million (increased by 6% excluding the impact of foreign exchange). The increase was driven by revenue growth of 11% in Water Direct / Water Exchange and 21% in Water Refill / Water Filtration, partially offset by the exit from our North America single use bottled water retail business and the exit from our business in Russia, as well as foreign exchange headwinds. Revenue growth by channel is tabulated below:

	For the Three Months Ended
(in millions of U.S. dollars)	April 1, 2023	April 2, 2022	Change	% Change
Revenue, net (2)
Water Direct/Water Exchange	$375.8	$337.3	$38.5	11%
Water Refill/Water Filtration	61.6	50.9	10.7	21%
Other Water	27.2	50.4	(23.2)	(46)%
Water Dispensers	12.8	14.2	(1.4)	(10)%
Other	69.1	73.3	(4.2)	(6)%
Revenue, net as reported	$546.5	$526.1	$20.4	4%
Foreign exchange impact	12.1	–	12.1	n/a
Revenue excluding foreign exchange impact	$558.6	$526.1	$32.5	6%

2Reported revenue in Q1 2022 includes $26.6 million of revenues associated with our North American single use bottled water retail business and $2.8 million of revenues associated with our Russia business; there is no revenue attributable to these businesses in Q1 2023, as we exited these businesses before the first quarter of 2023.

•	Gross profit increased 10% to $328 million compared to $300 million. Gross margin increased 320 bps to 60.1% compared to 56.9%, driven by increased demand and pricing initiatives and the exit from the single-use retail bottled water business in North America, partially offset by foreign exchange headwinds.

•	SG&A expenses increased 9% to $304 million compared to $278 million. The increase was driven by higher selling and operating costs that supported volume and revenue growth primarily related to labor, fuel and freight cost increases.

•	Reported net income and net income per diluted share were $6 million and $0.04, respectively, compared to reported net loss and net loss per diluted share of $7 million and $0.04, respectively. Adjusted net income and adjusted net income per diluted share were $15 million and $0.09, respectfully, compared to the prior year, at $14 million and $0.09, respectively.

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•	Adjusted EBITDA increased 8% to $95 million compared to $88 million, driven primarily by pricing initiatives, consumer demand across our customer base and effective expense management. Adjusted EBITDA margin was 17.4% for the quarter.

•	Net cash provided by operating activities of $34 million, less $56 million of capital expenditures and additions to intangible assets, resulted in $(22) million of free cash flow, or $(19) million of adjusted free cash flow (adjusting for the items set forth on Exhibit 7), compared to adjusted free cash flow of $(13) million in the prior year.

FIRST QUARTER REPORTING SEGMENT PERFORMANCE

During the second quarter of 2022, the Company realigned certain of its businesses previously included in the Rest of World segment (now renamed “Europe”) between the Europe reporting segment and the Other category. The Company’s two reporting segments are now North America and Europe. Segment reporting results have been recast to reflect these changes for all periods presented.

North America

•	Revenue increased 4% to $412 million driven by revenue growth of 12% in Water Direct / Water Exchange, and 24% in Water Refill / Water Filtration driven by increased demand for products and services from residential and business customers, partially offset by the exit from our single use bottled water retail business.

	For the Three Months Ended
(in millions of U.S. dollars)	April 1, 2023	April 2, 2022	Change	% Change
Revenue, net (3)
Water Direct/Water Exchange	$312.4	$278.3	$34.1	12%
Water Refill/Water Filtration	52.2	42.2	10.0	24%
Other Water	11.3	34.0	(22.7)	(67)%
Water Dispensers	12.7	14.2	(1.5)	(11)%
Other	23.7	28.4	(4.7)	(17)%
Revenue, net as reported	$412.3	$397.1	$15.2	4%
Foreign exchange impact	1.1	–	1.1	n/a
Revenue excluding foreign exchange impact	$413.4	$397.1	$16.3	4%

3Reported revenue in Q1 2022 includes $26.6 million of revenues associated with our North American single use bottled water retail business; there is no revenue attributable to this business in Q1 2023, as we exited this business before the first quarter of 2023.

Europe

•	Revenue increased 8% to $69 million (increased 15% excluding the impact of foreign exchange) driven by increased demand for products and services from residential and business customers and pricing initiatives, partially offset by the exit of our Russian operations and foreign exchange headwinds.

Press Release

	For the Three Months Ended
(in millions of U.S. dollars)	April 1, 2023	April 2, 2022	Change	% Change
Revenue, net (4)
Water Direct/Water Exchange	$53.0	$48.2	$4.8	10%
Water Refill/Water Filtration	8.8	8.2	0.6	7%
Other Water	0.2	0.4	(0.2)	(50)%
Water Dispensers	0.1	–	0.1	–%
Other	7.3	7.5	(0.2)	(3)%
Revenue, net as reported	$69.4	$64.3	$5.1	8%
Foreign exchange impact	4.2	–	4.2	n/a
Revenue excluding foreign exchange impact	$73.6	$64.3	$9.3	15%

4Reported revenue in the three months ended Q1 2022 includes $2.8 million of revenues associated with our Russia business; there is no revenue attributable to this business in the three months ended Q1 2023, as we exited this business before the first quarter of 2023.

QUARTERLY DIVIDEND

Primo Water also announced that its Board of Directors declared a dividend of US$0.08 per share on common shares, payable in cash on June 14, 2023 to shareowners of record at the close of business on June 2, 2023.

ABOUT PRIMO WATER CORPORATION

Primo Water is a leading pure-play water solutions provider in North America and Europe and generated approximately $2.2 billion in annual revenue in 2022. Primo Water operates largely under a recurring revenue model in the large format water category (defined as 3 gallons or greater). This business strategy is commonly referred to as “razor-razorblade” because the initial sale of a product creates a base of users who frequently purchase complementary consumable products. The razor in Primo Water‘s revenue model is its industry leading line-up of innovative water dispensers, which are sold through approximately 10,000 retail locations and online at various price points. The dispensers help increase household and business penetration which drives recurring purchases of Primo Water‘s razorblade offering or water solutions. Primo Water‘s razorblade offering is comprised of Water Direct, Water Exchange, and Water Refill. Through its Water Direct business, Primo Water delivers sustainable hydration solutions across its 21-country footprint direct to customers, whether at home or to businesses. Through its Water Exchange business, customers visit retail locations and purchase a pre-filled bottle of water. Once consumed, empty bottles are exchanged at our recycling center displays, which provide a ticket that offers a discount toward the purchase of a new bottle. Water Exchange is available in approximately 17,500 retail locations. Through its Water Refill business, customers refill empty bottles at approximately 23,500 self-service refill drinking water machines. Primo Water also offers water filtration units across its 21-country footprint.

Primo’s water solutions expand consumer access to purified, spring, and mineral water to promote a healthier, more sustainable lifestyle while simultaneously reducing plastic waste and pollution. Primo is committed to its water stewardship standards and is proud to partner with the International Bottled Water Association (IBWA) in North America as well as with Watercoolers Europe (WE), which ensure strict adherence to safety, quality, sanitation and regulatory standards for the benefit of consumer protection.

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Primo is headquartered in Tampa, Florida (USA). For more information, visit www.primowatercorp.com.

Non-GAAP Measures

To supplement its reporting of financial measures determined in accordance with U.S. GAAP (Generally Accepted Accounting Principles), Primo utilizes certain non-GAAP financial measures. Primo excludes from GAAP revenue the impact of foreign exchange to separate its impact from Primo’s results of operations. Primo also utilizes Adjusted net income (loss), Adjusted net income (loss) per diluted share, Adjusted EBITDA and Adjusted EBITDA margin to separate the impact of certain items from the underlying business. Because Primo uses these adjusted financial results in the management of its business, management believes this supplemental information is useful to investors for their independent evaluation and understanding of Primo’s underlying business performance and the performance of its management. Additionally, Primo supplements its reporting of net cash provided by (used in) operating activities from continuing operations determined in accordance with GAAP by excluding additions to property, plant and equipment and additions to intangible assets to present free cash flow, and by excluding the items identified on the exhibits hereto to present adjusted free cash flow, which management believes provides useful information to investors in assessing our performance, comparing Primo’s performance to the performance of the Company’s peer group and assessing the Company’s ability to service debt and finance strategic opportunities, which include investing in Primo’s business, making strategic acquisitions, paying dividends, and strengthening the balance sheet. With respect to the Company’s expectations of its future performance, the Company’s reconciliations of Q2 2023 and full year 2023 Adjusted EBITDA and 2024 Adjusted EBITDA are not available, as the Company is unable to quantify certain amounts to the degree of precision that would be required in the relevant GAAP measures without unreasonable effort. These items include taxes, interest costs that would occur if the Company issued debt, and costs to acquire and/or sell a business if the Company executed such transactions, which could significantly affect our financial results. These items depend on highly variable factors and any such reconciliations would imply a degree of precision that would be confusing or misleading to investors. Primo expects the variability of these factors to have a significant, and potentially unpredictable, impact on the Company’s future GAAP financial results. The non-GAAP financial measures described above are in addition to, and not meant to be considered superior to, or a substitute for, Primo’s financial statements prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this earnings announcement reflect management's judgment of particular items, and may be different from, and therefore may not be comparable to, similarly titled measures reported by other companies.

Safe Harbor Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 conveying management’s expectations as to the future based on plans, estimates and projections at the time Primo makes the statements. Forward-looking statements involve inherent risks and uncertainties and Primo cautions you that several important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include, but are not limited to, statements regarding future financial and operating trends and results (including Primo’s outlook on second quarter and full year 2023 revenue and Adjusted EBITDA and Primo’s outlook for 2024), and related matters. The forward-looking statements are based on assumptions regarding management’s current plans and estimates. Management believes these assumptions to be reasonable, but there is no assurance that they will prove to be accurate.

Press Release

Factors that could cause actual results to differ materially from those described in this press release include, among others: financial condition and results of operations; Primo’s ability to compete successfully in the markets in which it operates; fluctuations in commodity prices and Primo’s ability to pass on increased costs to its customers or hedge against such rising costs, and the impact of those increased prices on its volumes; Primo’s ability to maintain favorable arrangements and relationships with its suppliers; Primo’s ability to manage supply chain disruptions and cost increases related to inflation; Primo’s ability to manage its operations successfully; currency fluctuations that adversely affect the exchange between currencies including the U.S. dollar, the British pound sterling, the Euro and the Canadian dollar; the impact on Primo’s financial results from uncertainty in the financial markets and other adverse changes in general economic conditions, including inflation and interest rates; any disruption to production at Primo’s manufacturing facilities; Primo’s ability to maintain access to its water sources; the impact of climate change on Primo’s business; Primo’s ability to protect its intellectual property; the seasonal nature of Primo’s business and the effect of adverse weather conditions; the impact of national, regional and global events, including those of a political, economic, business and competitive nature; the impact of COVID-19, related government actions and Primo’s strategy in response thereto on our business; Primo’s ability to fully realize the potential benefit of transactions or other strategic opportunities that it pursues; Primo’s ability to realize cost synergies of its acquisitions due to integration difficulties and other challenges; Primo’s exposure to intangible asset risk; Primo’s ability to meet its obligations under its debt agreements, and risks of further increases to its indebtedness; Primo’s ability to maintain compliance with the covenants and conditions under its debt agreements; fluctuations in interest rates, which could increase Primo’s borrowing costs; Primo’s ability to recruit, retain and integrate new management; Primo’s ability to renew its collective bargaining agreements from time to time on satisfactory terms; compliance with product health and safety standards; liability for injury or illness caused by the consumption of contaminated products; liability and damage to Primo’s reputation as a result of litigation or legal proceedings; changes in the legal and regulatory environment in which Primo operates; Primo’s ability to adequately address the challenges and risks associated with its international operations and address difficulties in complying with laws and regulations including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010; the impact on Primo’s tax obligations and effective tax rate arising from changes in local tax laws or countries adopting more aggressive interpretations of tax laws; disruptions in Primo’s information systems; Primo’s ability to securely maintain its customers’ confidential or credit card information, or other private data relating to Primo’s employees or the Company; Primo’s ability to maintain its quarterly dividend; or credit rating changes.

The foregoing list of factors is not exhaustive. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Primo’s Annual Report on Form 10-K and its quarterly reports on Form 10-Q, as well as other filings with the securities commissions. Primo does not undertake to update or revise any of these statements considering new information or future events, except as expressly required by applicable law.

Website: www.primowatercorp.com

Press Release
PRIMO WATER CORPORATION	EXHIBIT 1
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions of U.S. dollars, except share and per share amounts)
Unaudited

	For the Three Months Ended
	April 1, 2023	April 2, 2022
Revenue, net	$546.5	$526.1
Cost of sales	218.2	226.5
Gross profit	328.3	299.6
Selling, general and administrative expenses	303.5	278.3
Loss on disposal of property, plant and equipment, net	1.3	1.7
Acquisition and integration expenses	2.0	4.3
Operating income	21.5	15.3
Other (income) expense, net	(6.3)	2.7
Interest expense, net	18.8	16.9
Income (loss) before income taxes	9.0	(4.3)
Income tax expense	3.2	2.4
Net income (loss)	$5.8	$(6.7)

Net income (loss) per common share

Basic	$0.04	$(0.04)
Diluted	$0.04	$(0.04)

Weighted average common shares outstanding (in thousands)
Basic	159,726	160,928
Diluted	160,781	160,928

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PRIMO WATER CORPORATION	EXHIBIT 2
CONSOLIDATED BALANCE SHEETS
(in millions of U.S. dollars, except share amounts)
Unaudited

	April 1, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$96.5	$122.6
Accounts receivable, net of allowance of $21.1 ($20.6 as of December 31,2022)	263.3	258.6
Inventories	104.3	112.1
Prepaid expenses and other current assets	52.1	44.7
Total current assets	516.2	538.0
Property, plant and equipment, net	723.4	714.4
Operating lease right-of-use-assets	194.0	198.6
Goodwill	1,297.8	1,293.0
Intangible assets, net	887.9	894.7
Other long-term assets, net	27.3	28.3
Total assets	$3,646.6	$3,667.0
LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings	$245.9	$212.3
Current maturities of long-term debt	16.8	17.5
Accounts payable and accrued liabilities	391.6	425.1
Current operating lease obligations	34.4	35.7
Total current liabilities	688.7	690.6
Long-term debt	1,292.2	1,283.8
Operating lease obligations	170.6	174.5
Deferred tax liabilities	171.5	170.0
Other long-term liabilities	67.1	65.2
Total liabilities	2,390.1	2,384.1
Shareholders' Equity
Common shares, no par value 159,260,862 - (December 31, 2022 - 159,752,299) shares issued	1,283.3	1,283.2
Additional paid-in-capital	86.2	91.3
Accumulated deficit	(24.2)	(9.4)
Accumulated other comprehensive loss	(88.8)	(82.2)
Total shareholders' equity	1,256.5	1,282.9
Total liabilities and shareholders' equity	$3,646.6	$3,667.0

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PRIMO WATER CORPORATION	EXHIBIT 3
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions of U.S. dollars)
Unaudited

	For the Three Months Ended
	April 1, 2023	April 2, 2022

Cash flows from operating activities:
Net income (loss)	$5.8	$(6.7)
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Depreciation and amortization	62.4	61.2
Amortization of financing fees	0.8	0.9
Share-based compensation expense	2.3	3.3
Provision for deferred income taxes	0.8	1.6
Gain on sale of business	–	(0.4)
Loss on disposal of property, plant and equipment, net	1.3	1.7
Other non-cash items	(6.7)	2.1
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	(2.9)	(11.9)
Inventories	2.1	(11.1)
Prepaid expenses and other current assets	(4.9)	(6.2)
Other assets	(0.1)	(0.7)
Accounts payable and accrued liabilities and other liabilities	(26.6)	(10.2)
Net cash provided by operating activities	34.3	23.6
Cash flows from investing activities:
Acquisitions, net of cash received	(7.5)	(0.3)
Additions to property, plant and equipment	(53.7)	(38.6)
Additions to intangible assets	(2.7)	(2.5)
Proceeds from sale of property, plant and equipment	0.2	0.4
Other investing activities	2.2	0.5
Net cash used in investing activities	(61.5)	(40.5)

Cash flows from financing activities:
Payments of long-term debt	(5.0)	(4.5)
Proceeds from short-term borrowings	61.0	–
Payments on short-term borrowings	(33.2)	–
Issuance of common shares	4.3	1.2
Common shares repurchased and canceled	(19.3)	(1.8)
Dividends paid to common shareholders	(12.8)	(11.3)
Payment of deferred consideration for acquisitions	(0.8)	(0.1)
Other financing activities	6.1	3.9
Net cash provided by (used in) financing activities	0.3	(12.6)
Effect of exchange rate changes on cash	0.8	(0.9)
Net decrease in cash, cash equivalents and restricted cash	(26.1)	(30.4)
Cash and cash equivalents and restricted cash, beginning of period	122.6	128.4
Cash and cash equivalents and restricted cash, end of period	$96.5	$98.0

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PRIMO WATER CORPORATION	EXHIBIT 4
SEGMENT INFORMATION
(in millions of U.S. dollars, except percentage amounts)
Unaudited

	For the Three Months Ended April 1, 2023
	North America	Europe	Other	Total
Revenue, net
Water Direct/Water Exchange	$312.4	$53.0	$10.4	$375.8
Water Refill/Water Filtration	52.2	8.8	0.6	61.6
Other Water	11.3	0.2	15.7	27.2
Water Dispensers	12.7	0.1	–	12.8
Other	23.7	7.3	38.1	69.1
Total	$412.3	$69.4	$64.8	$546.5

Gross profit	$258.8	$47.5	$22.0	$328.3
Gross margin %	62.8%	68.4%	34.0%	60.1%
Selling, general and administrative expenses	$221.1	$44.3	$38.1	$303.5
SG&A % of revenue	53.6%	63.8%	58.8%	55.5%
Operating income (loss)	$34.7	$2.9	$(16.1)	$21.5
Depreciation and amortization	$46.8	$9.6	$6.0	$62.4

	For the Three Months Ended April 2, 2022
	North America	Europe	Other	Total
Revenue, net
Water Direct/Water Exchange	$278.3	$48.2	$10.8	$337.3
Water Refill/Water Filtration	42.2	8.2	0.5	50.9
Other Water	34.0	0.4	16.0	50.4
Water Dispensers	14.2	–	–	14.2
Other	28.4	7.5	37.4	73.3
Total	$397.1	$64.3	$64.7	$526.1

Gross profit	$232.0	$43.8	$23.8	$299.6
Gross margin %	58.4%	68.1%	36.8%	56.9%
Selling, general and administrative expenses	$199.7	$46.2	$32.4	$278.3
SG&A % of revenue	50.3%	71.9%	50.1%	52.9%
Operating income (loss)	$28.3	$(3.6)	$(9.4)	$15.3
Depreciation and amortization	$45.3	$9.8	$6.1	$61.2

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PRIMO WATER CORPORATION	EXHIBIT 5
SUPPLEMENTARY INFORMATION - NON-GAAP - ANALYSIS OF REVENUE AND GROSS PROFIT BY REPORTING SEGMENT
(in millions of U.S. dollars, except percentage amounts)
Unaudited

	For the Three Months Ended April 1, 2023
	North America	Europe	Other	Primo
Change in revenue	$15.2	$5.1	$0.1	$20.4
Impact of foreign exchange (a)	1.1	4.2	6.8	12.1
Change excluding foreign exchange	$16.3	$9.3	$6.9	$32.5
Percentage change in revenue	3.8%	7.9%	0.2%	3.9%
Percentage change in revenue excluding foreign exchange	4.1%	14.5%	10.7%	6.2%

	For the Three Months Ended April 1, 2023
	North America	Europe	Other	Primo
Change in gross profit	$26.8	$3.7	$(1.8)	$28.7
Impact of foreign exchange (a)	0.7	2.7	2.2	5.6
Change excluding foreign exchange	$27.5	$6.4	$0.4	$34.3
Percentage change in gross profit	11.6%	8.4%	(7.6)%	9.6%
Percentage change in gross profit excluding foreign exchange	11.9%	14.6%	1.7%	11.4%

(a) Impact of foreign exchange is the difference between the current period revenue and gross profit translated utilizing the current period average foreign exchange rates less the current period revenue and gross profit translated utilizing the prior period average foreign exchange rates.

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PRIMO WATER CORPORATION	EXHIBIT 6
SUPPLEMENTARY INFORMATION - NON-GAAP - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION & AMORTIZATION
(EBITDA)
(in millions of U.S. dollars, except percentage amounts)
Unaudited

	For the Three Months Ended
	April 1, 2023	April 2, 2022

Net income (loss)	$5.8	$(6.7)
Interest expense, net	18.8	16.9
Income tax expense	3.2	2.4
Depreciation and amortization	62.4	61.2
EBITDA	$90.2	$73.8

Acquisition and integration costs (a)	2.0	4.3
Share-based compensation costs (b)	2.3	3.3
Foreign exchange and other (gains) losses, net (c)	(5.9)	3.9
Loss on disposal of property, plant and equipment, net (d)	1.3	1.7
Other adjustments, net (e)	5.0	0.9
Adjusted EBITDA	$94.9	$87.9

Revenue, net	$546.5	$526.1
Adjusted EBITDA margin %	17.4%	16.7%

		For the Three Months Ended
	Location in Consolidated Statements of Operations	April 1, 2023	April 2, 2022
		(Unaudited)
(a) Acquisition and integration costs	Acquisition and integration expenses	$2.0	$4.3
(b) Share-based compensation costs	Selling, general and administrative expenses	2.3	3.3
(c) Foreign exchange and other (gains) losses, net	Other (income) expense, net	(5.9)	3.9
(d) Loss on disposal of property, plant and equipment, net	Loss on disposal of property, plant and equipment, net	1.3	1.7
(e) Other adjustments, net	Other (income) expense, net	(0.4)	(1.3)
	Selling, general and administrative expenses	5.4	2.2

Press Release

PRIMO WATER CORPORATION	EXHIBIT 7
SUPPLEMENTARY INFORMATION - NON-GAAP - FREE CASH FLOW AND ADJUSTED FREE CASH FLOW
(in millions of U.S. dollars)
Unaudited

	For the Three Months Ended
	April 1, 2023	April 2, 2022

Net cash provided by operating activities	$34.3	$23.6
Less: Additions to property, plant, and equipment	(53.7)	(38.6)
Less: Additions to intangible assets	(2.7)	(2.5)
Free Cash Flow	$(22.1)	$(17.5)

Acquisition and integration cash costs	2.6	5.0
Cash costs related to additions to property, plant and equipment for integration of acquired entities	0.1	–
Tariffs refunds related to property, plant, and equipment	0.4	–
Adjusted Free Cash Flow	$(19.0)	$(12.5)

Press Release

PRIMO WATER CORPORATION	EXHIBIT 8
SUPPLEMENTARY INFORMATION-NON-GAAP-ADJUSTED NET INCOME AND ADJUSTED EPS
(in millions of U.S. dollars, except share amounts)
Unaudited

	For the Three Months Ended
	April 1, 2023	April 2, 2022
Net income (loss) (as reported)	$5.8	$(6.7)

Adjustments:
Amortization expense of customer lists	11.3	12.9
Acquisition and integration costs	2.0	4.3
Share-based compensation costs	2.3	3.3
Foreign exchange and other (gains) losses, net	(5.9)	3.9
Other adjustments, net	5.0	0.9
Tax impact of adjustments (a)	(5.6)	(4.7)
Adjusted net income	$14.9	$13.9

Earnings Per Share (as reported)
Net income (loss)	$5.8	$(6.7)

Basic EPS	$0.04	$(0.04)
Diluted EPS	$0.04	$(0.04)

Weighted average common shares outstanding (in thousands)
Basic	159,726	160,928
Diluted	160,781	160,928

Adjusted Earnings Per Share (Non-GAAP)
Adjusted net income (Non-GAAP)	$14.9	$13.9
Adjusted diluted EPS (Non-GAAP)	$0.09	$0.09
Diluted weighted average common shares outstanding (in thousands) (Non-GAAP) (b)	160,781	162,005

(a) The tax effect for adjusted net income is based upon an analysis of the statutory tax treatment and the applicable tax rate for the jurisdiction in which the pre-tax adjusting items incurred and for which realization of the resulting tax benefit (if any) is expected. A reduced or 0% tax rate is applied to jurisdictions where we do not expect to realize a tax benefit due to a history of operating losses or other factors resulting in a valuation allowance related to deferred tax assets.

(b) Includes the impact of dilutive securities of 1,077 for the three months ended April 2, 2022. These dilutive securities were excluded from GAAP diluted weighted average common shares outstanding due to net loss reported in the period.